MINERAL PROPERTY PURCHASE AGREEMENT

THIS AGREEMENT is dated for reference the 26th day of April, 2005

BETWEEN:	Ubex Capital Inc.,
Suite 306 – 1140 Homer Street
Vancouver, B.C., V6B 2X6

(the “Vendor”)
OF THE FIRST PART
AND:	Carleton Ventures Corp.
Suite 306 – 1140 Homer Street
Vancouver, B.C.
V6B 2X6

(“Carleton”)
OF THE SECOND PART

WHEREAS the Vendor made applications for two mineral exploration permits in the Athabasca Basin area of northern Saskatchewan;

AND WHEREAS such applications for permits have been received by the Province of Saskatchewan, Saskatchewan Industry and Resources in Regina, and the permits were approved and issued as Mineral Prospecting Permits Number 1237 and Number 1238 (“MPP 1237” and “MPP 1238”);

AND WHEREAS Carleton is desirous of acquiring an interest in such mineral permits on the terms and conditions contained herein:

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.	DEFINITIONS

1.01	In this Agreement:

(a) "Property" means and includes:

(i)

those mineral prospecting permits to which title has been granted to the Vendor by the Province of Saskatchewan and more particularly described as Mineral Prospecting Permits Number 1237 and Number 1238 (“MPP 1237” and “MPP 1238”); and

(ii) all rights and appurtenances pertaining to the mineral prospecting permits including all water and water rights, rights of way and easements, both recorded and unrecorded, to which the Vendor is entitled in respect thereof.

(a) “Royalty” shall have the meaning ascribed by Schedule A attached hereto;

2.	ACQUISITION OF INTEREST

2.01

The Vendor hereby grants to Carleton the exclusive right to acquire an undivided 100% right, title and interest in and to the Property, subject to the Royalty described in Article 4 of this Agreement, for total consideration consisting of the cash payment to the Vendor totalling $40,756.95 to be paid within five days of the signing of this Agreement.

2.02

This Agreement is a purchase only and, subject to paragraph 9.02, the doing of any act or the incurrence of any share issuances or cash payments by Carleton shall not obligate Carleton to do any further acts or make any further share issuances or payments.

3.	TRANSFER OF TITLE

3.01	Upon execution of this Agreement Carleton shall be entitled to record this Agreement against title to the Property.

3.02

Upon Carleton purchasing the Property pursuant to Article 2, the Vendor shall deliver to Carleton duly executed transfers for the transfer to Carleton of a 100% interest in and to the Property, subject to the royalty interest pursuant to Article 4.

4.	ROYALTY

4.01	Carleton agrees that the Property shall be subject to a Royalty in favour of the Vendor equal to 2%, to be calculated and paid according to and otherwise governed by Schedule A hereto.

5.	COVENANTS OF CARLETON

5.01	Carleton covenants and agrees with the Vendor that during the term of this Agreement:

(a)

Carleton shall record or cause to be recorded as assessment work all work conducted on the Property and otherwise shall maintain the Property in good standing at all times during the currency of this Agreement and shall ensure that any annual maintenance fees required by the Province of Saskatchewan for any claim subject hereto is paid for each year (for those years that Carleton intends to keep its interest in the Property) and copies of receipts for such payment are forwarded to the Vendor for each year, unless and until such claims are terminated pursuant to Article 9 herein;

(b)

Carleton shall carry on all operations on the Property in a good and workmanlike manner and in compliance with all applicable governmental regulations and restrictions including but not limited to the posting of any reclamation bonds and the conduct of all reclamation work as may be required by any governmental regulations or regulatory authorities;

	(c)	Carleton shall pay or cause to be paid any rates, taxes, duties, royalties, Worker’s Compensation or other assessments or fees levied with respect to the Property or Carleton’s operations thereon;

(d)

Carleton shall hold harmless, indemnify, and defend the Vendor from any claims, loss, damage, judgement or expense for loss or damage to property and death, including environmental damages, or injury to persons arising out of Carleton’s activities or operations on the Property, except to the extent that any such claim, loss, damage, judgement, or expense is caused by the negligence of the Vendor, its employees, agents or assigns;

(e)

Carleton shall ensure that, in connection with the entry onto the Property of any exploration contractor or other worker, there shall be in place, either through Carleton or such contractor or worker, comprehensive broad-form liability insurance covering claims for personal injury, death or property damage with a coverage limit of at least $1,000,000;

(f)

Carleton shall maintain books of account in respect of its expenditures and operations on the Property and, upon reasonable notice, shall make such books available for inspection by representatives of the Vendor;

(g)

Carleton shall allow any duly authorized agent or representative of the Vendor to inspect the Property at reasonable times and intervals and upon reasonable notice given to Carleton, provided however that it is agreed and understood that any such agent or representative shall be at his own risk in respect of, and Carleton shall not be liable for, any injury incurred while on the Property, howsoever caused; and

(h)

Carleton shall provide to the Vendor, annually, a summary report outlining Carleton’s progress on the Property and shall provide to Vendor, annually, a copy of all factual, non-interpretive data derived from Carleton’s operations on the Property.

6.	RIGHT OF ENTRY

6.01

During the currency of this Agreement, Carleton, its servants, agents and workmen and any persons duly authorized by Carleton, shall have the right of access to and from and to enter upon and take possession of and prospect, explore and develop the Property in such manner as Carleton in its sole discretion may deem advisable and shall have the right to remove and ship therefrom ores, minerals, metals, diamonds, or other products recovered in any manner therefrom.

6.02

Carleton shall be provided access to all maps, reports, assay results and other technical data in the possession or under the control of the Vendor with respect to the Property and shall be entitled to take copies thereof.

7.	REPRESENTATIONS AND WARRANTIES

7.01	The Vendor hereby represents and warrants that:

(a)

the Vendor has made applications for a 100% interest in the mineral prospecting permits comprising the Property and has the right to enter into this Agreement to sell and assign an interest in the Property absolutely in accordance with the terms of this Agreement;

(b)

applications for the mineral prospecting permits comprising the Property have been, to the best information, knowledge, and belief of the Vendor, properly filed, and to the best information, knowledge, and belief of the Vendor there are no disputes over the title, staking or recording of such mineral claims;

(c)

the mineral claims comprising the Property are in good standing and free and clear of any liens, charges or encumbrances of any nature or kind whatsoever, to the best information, knowledge, and belief of the Vendor; and

(d) the Vendor has not done anything whereby the mineral prospecting permits comprising the Property may be in any way encumbered.

7.02	Carleton hereby represents and warrants that:

(a)

Carleton has full corporate power and authority to enter into this Agreement and the entering into of this Agreement does not conflict with any applicable laws or with the charter documents of Carleton or any contract or other commitment to which Carleton is a party; and

(b) the execution of this Agreement and the performance of its terms have been duly authorized by all necessary corporate actions including the resolution of the Board of Directors of Carleton.

8.	ASSIGNMENT

8.01

With the consent of the other party, which consent shall not be unreasonably withheld, each party has the right to assign all or any part of its interest in this Agreement and in the Property, subject to the terms and conditions of this Agreement. It shall be a condition precedent to any such assignment that the assignee of the interest being transferred agrees to be bound by the terms of this Agreement, insofar as they are applicable.

9.	TERMINATION

9.01	This Agreement shall terminate upon the occurrence of one of the following events:

	(a)	in the event that Carleton, not being at the time in default under any provision of this Agreement, gives 30 days’ written notice to the Vendor of the termination of this Agreement;

	(b)	in the event that Carleton shall fail to comply with any of the requirements to make cash payments in the amounts and within the time limits set forth in Article 2;

(c)

in the event that Carleton shall fail to comply with any of its obligations hereunder, other than the obligations referred to in subparagraph 9.01(b), and, subject to paragraph 10.01, within 30 days of receipt by Carleton of written notice from the Vendor of such default, Carleton has not:

(i) cured such default, or commenced proceedings to cure such default and prosecuted same to completion without undue delay; or

(ii) given the Vendor notice that it denies that such fault has occurred.

In the event that Carleton gives notice that it denies that a default has occurred, Carleton shall not be deemed in default until the matter shall have been determined finally through such means of dispute resolution as such matter has been subjected to by either party.

9.02	Upon termination of this Agreement under paragraph 9.01, Carleton shall:

	(a)	transfer title to the Property to the Vendor free and clear of all liens, charges and encumbrances and obligations for reclamation or detoxification;

(b)

turn over to the Vendor copies of all non-interpretive maps, reports, sample results, contracts and other data and documentation in the possession of Carleton or, to the extent within Carleton’s control, in the possession of its agents, employees or independent contractors, in connection with its operations on the Property;

(c)

ensure that the Property is in a safe condition and complies with all environmental and safety standards including standards for reclamation and detoxification, imposed by any duly authorized regulatory authority; and

	(d)	ensure that its covenants under subparagraphs 5.01 (a) through (e) have been fully complied with.

9.03

Upon the termination of this Agreement under paragraph 9.01, Carleton shall cease to be liable to the Vendor in debt, damages or otherwise save for the performance of those obligations in paragraph 9.02.

9.04

Upon termination of this Agreement under paragraph 9.01, Carleton shall vacate the Property within a reasonable time after such termination, but shall have the right of access to the property for a period of six months thereafter for the purpose of removing its chattels, machinery, equipment and fixtures.

10.	FORCE MAJEURE

10.01

The time for performance of any act or making any payment or any expenditure required under this Agreement shall be extended by the period of any delay or inability to perform due to fire, strikes, labour disturbances, riots, civil commotion, wars, acts of God, any present or future law or governmental regulation, any shortages of labour, equipment or materials, or any other cause not reasonably within the control of the party in default, other than lack of finances.

11.	NOTICES

11.01

Any notice, election, consent or other writing required or permitted to be given hereunder shall be deemed to be sufficiently given if delivered or mailed postage prepaid or if given by telegram, telex or telecopier, addressed as follows:

In the case of the Vendor:	Ubex Capital Inc.
Suite 306 – 1140 Homer Street
Vancouver, B.C.
V6B 2X6
Fax: (604) 689-1722

In the case of Carleton:	Carleton Ventures Corp.
Suite306 – 1140 Homer Street
Vancouver, British Columbia
V6B 2X6
Fax: (604) 689-1722

and any such notice given us aforesaid shall be deemed to have been given to the parties hereto if delivered, when delivered, or if mailed, on the third business day following the date of mailing, or, if telegraphed, telexed or telecopied, on the same day as the telegraphing, telexing or telecopying thereof provided however that during the period of any postal interruption in Canada or the United States any notice given hereunder by mail shall be deemed to have been given only as of the date of actual delivery of the same. Any party may from time to time by notice in writing change its address for the purposes of this paragraph 11.01.

12.	GENERAL TERMS AND CONDITIONS

12.01	The parties hereto hereby covenant and agree that they will execute such further agreements, conveyances and assurances as may be requisite, or which counsel for the parties may deem necessary to effectually carry out the intent of this Agreement.

12.02 This Agreement shall constitute the entire agreement between the parties with respect to the Property. No representations or inducements have been made save as herein set forth. No changes, alterations or modifications of this Agreement shall be binding upon either party until and unless a memorandum in writing to such effect shall have been signed by all parties hereto. This Agreement shall supersede all previous written, oral or implied understandings between the parties with respect to the matters hereby.

12.03 Time shall be of the essence of this Agreement.

12.04 The titles to the articles in this Agreement shall not be deemed to form part of this Agreement but shall be regarded as having been used for convenience of reference only.

12.05 All currency references contained in this Agreement shall be deemed to be references to Canadian funds.

12.06 Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision shall be prohibited by or be invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.07 The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Defined terms contained in this Agreement shall have the same meanings where used in the Schedules.

12.08 This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

12.09 In the event that any suit, legal action, or arbitration proceeding is instituted to interpret or enforce the terms of this Agreement, including but not limited to any contest proceeding under paragraph 9.01, the prevailing party shall be entitled to recover from the other party such sum as the court or arbitrator may adjudge reasonable for attorney’s fees at trial and on appeal of such suit, action or proceeding in addition to all other sums provided by law.

12.10 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

The COMMON SEAL of UBEX CAPITAL	c/s
INC. was hereunto affixed in the presence
of:

“Dennis Higgs”

SIGNED AND DELIVERED BY CARLETON
VENTURES CORP. and affixed in the presence
of:

“Aileen Lloyd”
Authorized Signatory

Schedule A

ROYALTY

               References in this Schedule A to Sections and Articles in this Schedule A are so identified, and references in this Schedule A to Sections and Articles in the agreement to which this Schedule A is attached ( the “Main Agreement”) are so identified. The defined words used in the Main Agreement shall have the same meaning when used in this Schedule A except as otherwise expressly stated in this Schedule A. The Royalty defined in Article 4 of the Main Agreement shall be determined and governed as follows:

1.            Meaning of Terms.

               1.1      As used in this Schedule A, the term “Grantor” shall mean Carleton as defined in the Main Agreement, and shall include all of Carleton’s successors-in-interest, including without limitation, assignees, partners, joint venture partners, lessees and when applicable mortgagees and affiliated companies having or claiming an interest in the Property or projects.

               1.2      As used in this Schedule A, the term “Grantee” and/or “Payee” shall mean the Vendor as defined in the Main Agreement, and shall include all of the Vendor’s successors-in-interest, including without limitation assignees, partners, joint venture partners, lessees and when applicable mortgagees and affiliated companies having or claiming an interest in the Property or projects or the participating interest of the Grantee.

2.           Establishment of Production Royalty. Grantor shall pay to Grantee the royalty described in Section 4 below (“Royalty”) pursuant to the terms and provisions of this Schedule A.

3.            Term. The term of the Royalty hereby created shall be perpetual, it being the intent of the parties hereto that, to the extent allowed by law, the Royalty constitutes a vested interest in and a covenant running with the land and affecting the Property and all successions thereof whether created privately or through governmental action. In the event a court of competent jurisdiction determines that the term of this Agreement violates the Rule Against Perpetuities, then the term of this Agreement shall automatically be revised and reformed to coincide with the maximum term permitted by the Rule Against Perpetuities, and this Agreement shall not be terminated solely as a result of a violation of the Rule Against Perpetuities.

4.            Production Royalty. Grantor shall pay to Grantee a perpetual Royalty in the amount of two percent (2%) on all ores produced from any or all of the Property, which royalty shall be assignable by Grantor and shall be computed as set forth herein.

Grantor shall pay to Grantee a royalty on all substances produced and sold by Grantor from the Property, which royalty shall be computed as follows:

For all uranium-bearing ores and solutions (i.e., mined substances that are mined primarily for their uranium content) which are mined and removed from the Property for sale or processing for the production of “yellowcake” (U3O8 concentrate), whichever in Grantor’s discretion it shall elect, the royalty reserved shall be as follows:

(1) Two percent (2%) of the value of the uranium in the form of “yellowcake” recovered from ores mined and removed from the Property when processing for such recovery is by Grantor prior to sale, or by a third party or mill owned or controlled by Grantor. The value of the yellowcake for this purpose shall be the average sale price, less transportation and other delivery costs to the point of sale, received therefor by Grantor, or by the mill or third party owned or controlled by it, for all yellowcake processed from ores mined and removed from the Property and sold by Grantor, or sold by such owned or controlled mill or third party, during the twelve (12) month period immediately preceding the particular calendar month in which yellowcake is sold and upon which royalty is to be computed.

(2) Two percent (2%) of the value of the uranium ores mined, removed and sold from the Property by Grantor when such ores are sold in unprocessed form by Grantor to a mill or third party which is not owned or controlled by Grantor. The value of the ore for this purpose shall be the actual proceeds received for such ores by the Grantor after deducting costs, if any, for transporting and delivering such ores from the mine to the point of sale.

(3) Two percent (2%) of the value of the yellowcake produced from uranium-bearing mine water, leachates, pregnant liquors, pregnant slurries (hereinafter referred to as “uranium-bearing solutions”) produced by in situ, heap leaching or other solution mining process when processing for recovery is by Grantor prior to sale, or by a third party or mill owned or controlled by Grantor. The value for this purpose shall be the average sale price received for the yellowcake so produced and sold by Grantor, or third party or mill owned or controlled by Grantor, less costs of transportation and delivery of such yellowcake to the point of sale, during the twelve (12) month period immediately preceding the particular calendar month in which yellowcake produced from uranium-bearing solutions from the Property is sold and upon which royalty is to be computed.

(4) Two percent (2%) of the value of uranium-bearing solutions produced from the Property when such solutions are sold in unprocessed form by Grantor to a mill or third party which is not owned or controlled by Grantor. The value of the uranium-bearing solutions for this purpose shall be the actual proceeds received for such uranium-bearing solutions by the Grantor after deducting costs, if any, of transporting and delivering such uranium-bearing solutions from the project site to said mill or third party (point of sale).

               In the event ores or uranium-bearing solutions mined and removed from the Property are subject to computation of royalties pursuant to (1) or (3) above, and such ores or solutions are processed for recovery of yellowcake in a mill which processes other ores or solutions as well as ores or solutions from the Property, such ores and solutions shall be separately weighed and sampled before being commingled with said other ores or solutions. The amount of yellowcake recovered from such ores or solutions mined from the Property shall be determined on the basis of assays of such samples and the average recovery percentage of that mill during the month in which said ores or solutions are processed.

In the event ores mined from Property are processed for recovery of yellowcake pursuant to (1) above, and if Grantor or the mill or third party owned or controlled by it, recovers and markets valuable constituents other than yellowcake from said uranium-bearing ores as by-products during the processing of such ores, then Grantee shall receive as royalty two percent (2%) of the net proceeds received by Grantor from the sale of such by-products. For purposes of computing this royalty, net proceeds shall be defined as the actual proceeds received by Grantor for such byproducts less costs of transporting said by-products to the point of sale.

5.            Production Royalty For Precious and Other Minerals. Grantor shall pay to Grantee a perpetual Royalty in the amount of two percent (2%) of Net Smelter Returns from the sale or other disposition of all locatable minerals (other than uranium) produced from the Property determined in accordance with the provisions set forth in the Rocky Mountain Mineral Law Foundation’s Model Form Exploration, Development and Mine Operating Agreement Form 5A.

6.           General Provisions.

               6.1      The Miscellaneous Provisions set forth in Article 12 of the Main Agreement shall apply to this Schedule A as applicable.

               6.2      In this Schedule A in all matters of interpretation, whenever necessary to give effect to any provision of this instrument, the masculine shall include the feminine and neuter and vice versa, the singular shall include the plural, and the plural shall include the singular.